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                                                                    EXHIBIT 11.1


                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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

                                                          Three Months Ended                Six Months Ended
                                                                June 30,                         June 30,
                                                        ------------------------         ------------------------
                                                          2001           2000             2001             2000
                                                        --------        --------         --------        --------
                                                                  (in thousands, except for per share data)
Basic:
   Net income (loss) applicable to common stock         $  6,357        $   (291)        $  9,961        $  3,087
                                                        ========        ========         ========        ========
   Weighted average number of
      common shares outstanding ................          19,925          15,778           17,921          15,702
                                                        ========        ========         ========        ========

   Basic net income (loss) per share ...........        $    .32        $   (.02)        $    .56        $    .20
                                                        ========        ========         ========        ========

Diluted:
   Net income (loss) ...........................        $  6,357        $   (291)        $  9,961        $  3,087
   Interest expense on convertible
   subordinated debt, net of tax ...............              55              --               55              --
                                                        --------        --------         --------        --------
   Net income (loss) applicable to common stock         $  6,412        $   (291)        $ 10,016        $  3,087
                                                        ========        ========         ========        ========
   Weighted average number of
      common shares outstanding ................          19,925          15,778           17,921          15,702
   Weighted average number of
      dilutive common stock equivalents ........           1,072              --              941             104
   Shares to be issued upon the conversion of
      convertible subordinated debt.............             295              --              148              --
                                                        --------        --------         --------        --------
   Weighted average number of
      common and common equivalent
      shares outstanding .......................          21,292          15,778           19,010          15,806
                                                        ========        ========         ========        ========

   Diluted net income (loss) per share .........        $    .30        $   (.02)        $    .53        $    .20
                                                        ========        ========         ========        ========

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